Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand and Organon Mutually Terminate Collaboration and License Agreement

SAN DIEGO (July 30, 2009) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today the mutual termination of its collaboration and license agreement with N.V. Organon, which Ligand assumed in connection with its acquisition of Pharmacopeia in December 2008. Pharmacopeia and Organon entered into the collaboration and license agreement in February 2007 for the purpose of working collaboratively to discover, develop and commercialize therapeutic products across a broad range of indications, including neuroscience and immunology. Under the terms of the collaboration and license agreement, Pharmacopeia received an up-front payment of $15 million and additional payments in research funding over the five-year term of the research portion of the agreement.

The collaboration with Organon has been highly productive towards the goal of generating candidate compounds addressing targets of mutual interest, and several novel drug candidates discovered through the collaboration are in various stages of lead identification and optimization process. In November 2007, Organon was acquired by, and is now a part of, Schering-Plough Corporation (NYSE: SGP). Ligand has entered into other collaboration agreements with Schering-Plough which have generated multiple drug candidates in Phase I and Phase II studies and these agreements remain not affected by the mutual termination of this agreement.

As part of the termination, Organon will continue to fund research through a wind-down period ending December 31, 2009 and Ligand may receive up to several million dollars in milestones upon expiration of such wind-down period. In addition, Ligand is entitled to receive future royalties and milestones as a result of Organon’s successful advancement through clinical development of therapeutic candidates discovered as a result of the collaboration which result in commercial sales. Organon is solely responsible for the further development and commercialization of all collaboration products after programs are handed over by Ligand, and for all development and commercialization costs.

“We are pleased with the progress made under the Organon collaboration. Moreover, the potential to receive milestone payments and one-time fees for transferred programs earlier than expected is consistent with our strategy to increase shareholder value,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “More importantly, we continue to maintain a positive and productive relationship with Schering-Plough in multiple promising programs in our current partnered pipeline.”

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, Pfizer and Wyeth Pharmaceuticals. With nine pharmaceutical deals and more than twenty different molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that any product in the Ligand, Organon or Schering-Plough programs will be successfully developed, that regulatory approvals will be granted, that patient and physician acceptance of these products will be achieved, that final results of human clinical trials will be consistent with any interim results or that final results will be supportive of regulatory approvals required to market products. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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